EXHIBIT 99.1
Qumu Announces First Quarter 2018 Results –
Reiterating Annual Guidance

Conference Call Wednesday, May 2, 2018 at 10:00 a.m. ET

Minneapolis, MN – May 1, 2018 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the first quarter ended March 31, 2018.

First quarter revenue was $4.8 million, compared to $6.7 million in the first quarter 2017, and net loss was $(4.5) million, or $(0.48) per diluted share, compared to a net loss of $(3.6) million, or $(0.39) per diluted share, in the first quarter 2017. First quarter adjusted EBITDA (a non-GAAP measure) was negative $(2.9) million, compared to $(1.9) million for the first quarter 2017. The first quarter year over year revenue comparison was negatively impacted by approximately $184,000 due to the adoption of the new revenue recognition standard (ASC Topic 606) as well as the loss of a large customer, representing revenue of approximately $800,000 in the current quarter, which was previously announced as lost in Q4 2017. In January, the Company replaced its existing debt with a $10.0 million credit agreement to strengthen its balance sheet, provide additional cash for operations and provide increased financial and operating flexibility through a covenant package more suitable to its business.

"These numbers do not yet reflect the positive momentum that is building at Qumu," said Vern Hanzlik, Qumu’s President and CEO. "As we execute on our strategic plan, we are beginning to see a resurgence of opportunities with prospects, customers and channel partners. Our sales leadership and marketing efforts have increased both the quality and quantity of our inbound opportunities. As a result, our pipeline is strong and we are aggressively pursuing these opportunities. We also added three new partners, extending our global footprint and vertical industry reach. Meanwhile, our existing partners, including AT&T, British Telecom, Pexip, Pinnaca and iStudy are working directly with us to enhance lead generation and closing deals."

Other Financial Highlights

•
During the quarter ended March 31, 2018, the Company closed a $10.0 million credit agreement with ESW Capital, LLC. After repayment of the outstanding principal, interest, fees and expenses associated with the refinancing, the Company increased net cash by $805,000.

•
Cash and cash equivalents totaled $6.6 million as of March 31, 2018, compared to $7.7 million as of December 31, 2017, reflecting the first quarter operating loss offset by cash proceeds from refinanced debt and changes in working capital.

•
Total headcount was 106 as of March 31, 2018 compared to 121 as of December 31, 2017 and 145 as of March 31, 2017. Additionally, in the first quarter, the Company took action to reduce annualized non-headcount related costs by approximately $1.5 million.

•
Subscription, maintenance and support revenue for the first quarter 2018 of $4.0 million, compared to $4.8 million for the first quarter 2017, was negatively impacted in the quarter by approximately $184,000 from the adoption of the new revenue recognition standard (ASC Topic 606) as well as the loss of a large customer representing approximately $800,000 in revenue in the first quarter which was previously announced as lost in Q4 2017.

•
Gross margin for the first quarter 2018 of 56.3%, compared to 61.5% for the first quarter 2017, was unfavorably impacted by fixed amortized prepaid royalties for embedded OEM licenses and lower perpetual license revenue in the quarter.

•
BriefCam, Ltd., in which the Company has a $3.1 million investment reported in the Company's consolidated financial statements at cost basis, recently announced 100% revenue growth in 2017, the release of its next generation video content analytics platform and receipt of Security Today's 2018 Platinum Govie Award for video analytics.

•	During Q2 2018, the Company secured a $2.2 million total booking with a major healthcare provider in the U.S.

The Company is reiterating its previously issued financial guidance for the full year 2018. Core bookings growth is expected to be 25% in 2018, emphasizing growth in sales of the Qx platform. Revenue for 2018 is expected to be approximately $25 million, which includes an approximately $1.1 million unfavorable revenue impact due to the adoption of the new revenue recognition standard (ASC Topic 606) in 2018, as well as the loss of a large customer in the fourth quarter 2017, representing revenue of approximately $3.2 million annually. Gross margin is expected to be in the mid to high 60s. Adjusted EBITDA loss for 2018 is expected to be approximately $(3.5) million. The Company expects to achieve positive adjusted EBITDA in the fourth quarter of 2018. Adjusted EBITDA for 2018 excludes stock-based compensation of approximately $1.0 million, amortization of acquired intangible assets of approximately $2.1 million, depreciation expense of approximately $0.5 million, income tax benefit of approximately $0.2 million, and interest expense of approximately $2.0 million. Net loss for 2018 is expected to be approximately $(9.0) million.

Conference Call
The Company has scheduled a conference call and webcast to review its first quarter 2018 results tomorrow, May 2, 2018 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 877-456-6914 for domestic participants and 929-387-3794 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Non-GAAP Information
To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA (a non-GAAP measure), which excludes certain items from net income (loss) (a GAAP measure). Adjusted EBITDA excludes items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, foreign currency gains and losses, and other non-operating income and expenses.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company's results of operations from the same perspective as management and the Company's board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

See the attached Supplemental Financial Information for a reconciliation of net loss, a GAAP measure, to adjusted EBITDA, a non-GAAP measure, for the three months ended March 31, 2018 and 2017.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue, and the demand for the Company’s products or software. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Qumu is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Investor Contact:
Dave Ristow
Chief Financial Officer
Qumu Corporation
Dave.Ristow@qumu.com
+1.612.638.9045

QUMU CORPORATION
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenues:
Software licenses and appliances	$451	$1,220
Service	4,380	5,491
Total revenues	4,831	6,711
Cost of revenues:
Software licenses and appliances	335	494
Service	1,777	2,090
Total cost of revenues	2,112	2,584
Gross profit	2,719	4,127
Operating expenses:
Research and development	1,903	2,109
Sales and marketing	2,180	2,451
General and administrative	2,181	2,460
Amortization of purchased intangibles	229	223
Total operating expenses	6,493	7,243
Operating loss	(3,774)	(3,116)
Other income (expense):
Interest expense, net	(844)	(317)
Change in value of warrant liability	387	(78)
Other, net	(387)	(55)
Total other expense, net	(844)	(450)
Loss before income taxes	(4,618)	(3,566)
Income tax benefit	(88)	(4)
Net loss	$(4,530)	$(3,562)

Net loss per share – basic and diluted:
Net loss per share	$(0.48)	$(0.39)
Weighted average shares outstanding	9,370	9,245

QUMU CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

Assets	March 31, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$6,558	$7,690
Receivables, net	4,509	5,529
Income taxes receivable	218	156
Prepaid expenses and other current assets	2,186	1,830
Total current assets	13,471	15,205
Property and equipment, net	743	911
Intangible assets, net	5,877	6,295
Goodwill	7,681	7,390
Deferred income taxes, non-current	74	77
Other assets, non-current	4,258	4,398
Total assets	$32,104	$34,276
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$3,170	$3,878
Accrued compensation	1,834	1,824
Deferred revenue	9,128	8,923
Deferred rent	136	181
Financing obligations	152	1,047
Warrant liability	2,608	819
Total current liabilities	17,028	16,672
Long-term liabilities:
Deferred revenue, non-current	165	141
Income taxes payable, non-current	—	3
Deferred tax liability, non-current	120	153
Deferred rent, non-current	476	507
Term loan and other financing obligations, non-current	7,667	7,608
Other liabilities, non-current	238	—
Total long-term liabilities	8,666	8,412
Total liabilities	25,694	25,084
Stockholders’ equity:
Common stock	94	94
Additional paid-in capital	68,226	68,035
Accumulated deficit	(59,788)	(56,197)
Accumulated other comprehensive loss	(2,122)	(2,740)
Total stockholders’ equity	6,410	9,192
Total liabilities and stockholders’ equity	$32,104	$34,276

QUMU CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net loss	$(4,530)	$(3,562)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	699	774
Stock-based compensation	210	413
Accretion of debt discount and issuance costs	746	111
Change in value of warrant liability	(387)	78
Deferred income taxes	(37)	(33)
Changes in operating assets and liabilities:
Receivables	1,659	2,896
Income taxes receivable / payable	(62)	148
Prepaid expenses and other assets	(317)	(23)
Accounts payable and other accrued liabilities	(444)	(367)
Accrued compensation	—	(245)
Deferred revenue	603	178
Deferred rent	(75)	(75)
Other non-current liabilities	186	—
Net cash provided by (used in) operating activities	(1,749)	293
Investing activities:
Purchases of property and equipment	(2)	(14)
Net cash used in investing activities	(2)	(14)
Financing activities:
Proceeds from term loan and warrant issuance	10,000	—
Principal payment on term loan	(8,000)	—
Payments for term loan and warrant issuance costs	(1,308)	(125)
Principal payments on financing obligations	(99)	(125)
Common stock repurchases to settle employee withholding liability	(19)	—
Net cash provided by (used in) financing activities	574	(250)
Effect of exchange rate changes on cash	45	18
Net increase (decrease) in cash and cash equivalents	(1,132)	47
Cash and cash equivalents, beginning of period	7,690	10,364
Cash and cash equivalents, end of period	$6,558	$10,411

QUMU CORPORATION
Supplemental Financial Information
(unaudited - in thousands)

A summary of revenue is as follows:

	Three Months Ended March 31,
	2018	2017
Software licenses and appliances	$451	$1,220
Service
Subscription, maintenance and support	4,038	4,838
Professional services and other	342	653
Total service	4,380	5,491
Total revenue	$4,831	$6,711

A reconciliation from GAAP results to adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2018	2017
Net loss	$(4,530)	$(3,562)
Interest expense, net	844	317
Income tax benefit	(88)	(4)
Depreciation and amortization expense:
Depreciation and amortization in cost of revenues	3	10
Depreciation and amortization in operating expenses	169	248
Total depreciation and amortization expense	172	258
Amortization of intangibles included in cost of revenues	298	293
Amortization of intangibles included in operating expenses	229	223
Total amortization of intangibles expense	527	516
Total depreciation and amortization expense	699	774
EBITDA	(3,075)	(2,475)
Change in fair value of warrant liability	(387)	78
Other expense, net	387	55
Stock-based compensation expense:
Stock-based compensation included in cost of revenues	10	14
Stock-based compensation included in operating expenses	200	399
Total stock-based compensation expense	210	413
Adjusted EBITDA	$(2,865)	$(1,929)